UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 13, 2009

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On July 23, 2009, First Community Bancshares, Inc. (the “Company”) issued a press release announcing earnings for the three and six month periods ended June 30, 2009. Subsequent to this press release, management revised certain assumptions regarding the discount rate used in valuing cash flows projected to be received from a pooled trust preferred security. Based on the revised cash flow results, net credit-related impairment reported in earnings increased from the amount reported in the press release by $1.70 million to $3.78 million and $3.99 million for the three and six month periods ended June 30, 2009, respectively, as compared to $2.08 million and $2.29 million, respectively, as previously reported. As a result, net income available to common shareholders for the three and six months ended June 30, 2009 was revised to $1.83 million and $6.49 million, respectively, as compared to $2.89 million and $7.55 million, respectively, as previously reported. As revised, diluted earnings per common share for the three and six months ended June 30, 2009, were $0.14 and $0.53, respectively, as compared to $0.23 and $0.62, respectively, as previously reported. Total assets and stockholders’ equity at June 30, 2009, were revised to $2.20 billion and $283.56 million, respectively. The Company’s Form 10-Q for the quarter ended June 30, 2009, which was filed with the Securities and Exchange Commission (“SEC”) on August 13, 2009, reflects these revised amounts.
The Company’s investor presentation filed on Form 8-K with the SEC on July 27, 2009 reflects the amounts presented in the earnings release and, accordingly, should not be relied upon.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: August 13, 2009	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer